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                                                                    Exhibit 10.3


                                MASTER AGREEMENT
                                  BY AND AMONG
                        CORIO, INC. AND BROADVISION, INC.

                                NOVEMBER 8, 1999

        This MASTER AGREEMENT (the "Master Agreement") is made by and among Corio, Inc., a Delaware corporation, with offices at with offices at 700 Bay Road, Suite 210, Redwood City, California 94063 (hereinafter referred to as "Corio" or "Reseller"), and BroadVision, Inc., a Delaware corporation, with offices at 585 Broadway, Redwood City, California (hereinafter referred to as "BroadVision" or "BV") and is dated as of November 8, 1999.

                                    RECITALS

1. BV is the market leader in the field of Net-based applications solutions for personalized marketing, selling, and support for customers, partners, and employees. BV provides a suite of intelligent one-to-one extended enterprise relationship management ("XRM") products known as BroadVision One-To-One Enterprise, BroadVision One-To-One Commerce Retail, and BroadVision One-To-One Commerce Business. In addition, BroadVision provides certain tools software commonly known as BroadVision One-To-One Command Center, BroadVision One-To-One Publishing Center, BroadVision One-To-One Instant Publisher, and BroadVision One-To-One Design Center (collectively, the "Tools").

2. BV would like to expand its sales opportunities for XRM by expanding the development activities for current and planned products, by having its products incorporated into various Corio products and service offerings, and by leveraging Corio's technical, field consulting, marketing, and sales resources. Specifically, BV desires to enter the small and medium business market through its relationship with Corio.

3. Corio is the leading application service provider for high-growth companies. Corio provides a total solution including application recommendation, quick implementation, secure hosting and network infrastructure, 24x7 application support and ongoing application management. Solutions are targeted for emerging and mid-market companies needing to implement key applications that support their complex, dynamic operation requirements.

4. Corio would like to expand its offering by including the Software in its portfolio of solutions that it offers to the emerging and middle markets.

5. Corio and BV intend to form a non-exclusive alliance under which Corio will develop, market, license, install, integrate, host and manage one-to-one extended enterprise relationship management solutions to ASP Customers and to End-Users that combine the Software with the services and technologies of Corio.

6. Corio and BV are executing a Reseller Agreement concurrently with the execution of this Master Agreement. A copy of the Reseller Agreement is attached to this Master Agreement


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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        and incorporated herein by this reference. All terms not otherwise defined in this Master Agreement shall have the respective meanings ascribed to them in the Reseller Agreement.

7. Additional Definitions: The following terminology is defined for use throughout this Agreement:

                "ASP Customer" is an entity which either (a) uses the Software under a rental or other access only arrangement with Corio and where Corio is the owner of the Software license or (b) acquires sublicenses to the Development System Software for one or more of the Software programs but uses the Deployment System for such Software programs under a rental or other access only arrangement with Corio where Corio owns the Deployment System license. Any rental or other access only arrangement will provide for payments to Corio by the ASP Customer on a monthly basis.

                "Consolidated Revenue" means the actual revenue recognized by a Customer on a consolidated basis in accordance with generally accepted accounting principles for the 12 months prior to the date of Corio's initial transaction with the Customer for which a fee will become payable to BroadVision in accordance with
                Section 4 below. A Customer's Consolidated Revenue for purposes of this Agreement shall not change by virtue of the Customer being acquired by a third party; provided, however, that the parties will negotiate in good faith the manner in which the third party acquiring company will be sold Software licenses if the third party acquiring company's actual revenue recognized by it on a consolidated basis in accordance with GAAP for the 12 months prior to the acquisition is $750,000,00 or more.

                "Customer" means any ASP Customer or End-User.

                "Development System" means a Development System license to use the specified Software product.

                "Development Pool" means the SDKs that may be used by Corio in accordance with the Licensing Practices defined in Section 2 below.

                "Deployment System" means a Deployment System license to operate a production system of the specified Software product.

                "Corio Revenue" means the gross revenue payable to Corio by a Customer for the right to access the Software, for support and maintenance of the Software and for basic infrastructure support (e.g., hardware, database software, and operating system software) related to the Software included in Application minus sales, use or similar taxes attributable of Customer's use or access to the Software, freight, insurance, refunds or credits arising from Customer's termination of its rights with respect to the Software or other similar charges to the Customer so long as they are related to the Software. Corio Revenue will not include any fees charged by Corio for consulting, design, network and network management or for third party applications that are managed independently of the Software. Except for the items specified in the previous sentence, all other fees of Corio related to operational support of the Software will be included within Corio

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                Revenue. It is the intent of Corio that the amount it charges
                ASP Customers will reflect a reasonable margin for the Software and its maintenance. As part of the parties' quarterly Executive Reviews, the parties may review the level of Revenue Fees paid under this Agreement.

                "SDK" means a software development kit comprised initially of one copy of each of the products that comprise the Software.

                NOW, THEREFORE, the parties agree as follows:

        1. SCOPE OF AGREEMENT. Corio will design, develop, market, host and manage Internet-based solutions incorporating the Software. The Corio hosted solution is also known as the Application. BroadVision and Corio will work together to identify leads appropriate for the Application. Notwithstanding the use of the term "End-User", BroadVision and Corio agree that Corio shall have the right to use the Software acquired hereunder and under the Reseller Agreement to provide the Application to ASP Customers.

        2. LICENSE PRACTICES. BroadVision's Licensing Terms as described in Attachment B to the Reseller Agreement will apply to Software license as used by Corio for its Customers or as sublicensed to Customers with the following exceptions:

        (a) Any Development System that is part of the Development Pool may be used by multiple individuals provided no more than one individual is using any Development System License at any given time for any ASP Customer. This modification also includes the stipulation that at no time may the total number of current developer individuals assigned to Customers using Development Licenses exceed the total number of Development System Licenses purchased by Corio, its Customers, and its professional services partners.

        (b) Corio may allow ASP Customers to rent or have other access to the Deployment System Software for that ASP Customer's use of the Application on a periodic basis as described in Section 4 below.

        If Corio transfers Software licenses to an ASP Customer so the Customer becomes an End-User, the Licensing Terms as described in Attachment B shall apply to the licenses being transferred. The parties agree to amend this Agreement to define the terms under which such an ASP Customer is transitioned to an End-User, including without limitation fixing at the date of transfer the number of profiles for Deployment System licenses transferred to the Customer.

3.      DEVELOPMENT LICENSES AND FEES.

        (a) Initial Development Pool Purchases. Corio agrees to purchase ten SDKs for a total license fee of [*]. These SDKs will be the initial SDKs in the Development Pool. The license fee represents a [*] from BroadVision's current list price for those products. The license fee does not include applicable taxes or annual maintenance fees. The initial annual maintenance fee for these ten SDKs will be [*].

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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The charges (including the license and maintenance fees) for these ten SDKs is payable "net thirty days" from time of signing.

        (b) Subsequent Purchases of Development System Licenses. During the term of this Agreement, Corio may purchase additional copies of Development System licenses whether for use in connection with the Application for an ASP Customer or for sublicense to an End-User (or to an ASP Customer as contemplated in Section 4(a)(ii)(B) below). The amount Corio will pay BroadVision for each such additional license purchased will be a percentage of BroadVision's local list price for the particular Software product at the time the Software is shipped by BroadVision. The percentage is determined as follows and depends on the cumulative license fees that have been paid by Corio to BroadVision at the time BroadVision ships the additional Software license:


                             Cumulative                          Percent
                             License Fees                        of List
                             ------------                        -------
                             [*]                                 [*]

provided, that with respect to the sublicense of Development System licenses to a BroadVision lead pursuant to Section 4(b), the percent of list will be [*].

        (c) BroadVision will also provide Corio [*] additional SDKs at no additional charge for use by Corio solely for purposes of demonstrating the Software to prospective Customers. Corio will immediately notify BroadVision if Corio uses any such SDK for any other purpose and Corio will be deemed to have purchased such SDK for development purposes and will pay BroadVision the license and annual maintenance fees determined in accordance with Sections 3(b) and 4 of this Agreement.

4. DEPLOYMENT LICENSES AND FEES. With respect to transactions between Corio and Customers, Corio will pay BroadVision fees as follows:

        (a) Deployment Licenses (Corio Developed Leads): For leads that Corio develops resulting in an Application sale to an ASP Customer, Corio will pay BroadVision fees based on the Consolidated Revenue of the ASP Customer:

        (i) ASP Customer with less than $750,000,000 of Consolidated Revenue: If the ASP Customer has Consolidated Revenue less than US$750,000,000, then Corio will use any available SDKs from the Development Pool to develop the resultant Application for that Customer. Corio will pay BroadVision [*] of the Corio Revenue due from the ASP Customer (the "Revenue Fee"). Fees relating to the use of Deployment System licenses used in connection with the Application (including the use of the Tools) to that ASP Customer and for maintenance relating to the Deployment

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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             System licenses will be included in the Revenue Fee.

        (ii) ASP Customer with $750,000,000 or more of Consolidated Revenue: If the ASP Customer has Consolidated Revenue of US$750,000,000 or more, then.

                (A) ASP Customer for whom Corio Retains Ownership of Development System License. If the ASP Customer does not initially wish to purchase a Development System license, Corio shall purchase at least [*] additional Development System licenses from BroadVision for use solely in developing the Application for that ASP Customer. Corio will pay BroadVision the Revenue Fee. Fees relating to the use of Deployment System licenses used in connection with the Application (including the use of the Tools) to that ASP Customer and for maintenance relating to the Deployment System licenses will be included in the Revenue Fee.

                (B) ASP Customer which Sublicenses Development System License from Corio. If the ASP Customer wishes to purchase Development System licenses, Corio shall purchase at least [*] additional Development System licenses from BroadVision and sublicense them to the ASP Customer. Corio will pay BroadVision the Revenue Fee. Fees relating to the use of Deployment System licenses used in connection with the Application (including the use of the Tools) for that ASP Customer and for maintenance relating to the Deployment System licenses will be included in the Revenue Fee.

        (b) BroadVision Developed Leads: For customer leads that BroadVision develops, BroadVision, at its sole discretion, may offer that lead to Corio. BroadVision will provide Corio with a list of the Software licenses proposed to be sold to the lead and the price at which BroadVision proposed to license the Software. If BroadVision and Reseller agree to the Software to be licensed (including the number of Development System licenses to be obtained for the lead) and any other special provisions applicable to the lead, Reseller will provide the Software to the lead either as an ASP Customer or as an End-User pursuant to an agreement to be entered into between the lead and Corio. Corio will purchase the number of Development System licenses so agreed to for use by or for the lead at a price equal to [*] of the BroadVision's then current local list price for the Software being ordered.

        (i) In addition, if the Lead becomes an ASP Customer, then Corio will pay BroadVision the Revenue Fee. Fees relating to the use of Deployment System licenses used in connection with the Application (including the use of the Tools) to that ASP Customer and for maintenance relating to the Deployment System licenses will be included in the Revenue Fee.

        (ii) If the Lead becomes an End-User, the amount to be paid by Reseller to BroadVision for the sublicense will be determined in accordance with Section 3(b).

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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        (c) Sublicenses of Deployment Systems Licenses to other End-Users. If
Corio sublicenses Deployment System licenses to any other End-User, Corio will pay BroadVision a license fee determined in accordance with Section 3(b) above.

        (d) Any exception or waiver to the foregoing will be can be made in any of the above cases provided it is given in writing and signed by Vice-Presidents of both Corio and BroadVision.

4A.     MAINTENANCE FEES. Maintenance fees for Software licensed and sublicensed under the Master Agreement will be determined as follows:

        (a) Software in the Development Pool: The annual maintenance fee for the first year for the ten SDK's that comprise the initial Development Pool will be [*]. After the first year, the annual maintenance fee for any renewal maintenance period for each Software product in the Development Pool will be an amount equal to the applicable percentage set forth in Section 3(b) at the time of such renewal times [*] of BroadVision's then current local list price for such Software product.

        (b) Development System License Purchased by Corio for use for ASP
Customers: Corio will pay BroadVision an annual maintenance fee for each Development System license that Corio purchases for use for an ASP Customer that is not part of the Development Pool. The amount of such annual fee will be an amount equal to the applicable percentage set forth in Section 3(b) at the time of such renewal times [*] of BroadVision's then current local list price for such Development System license.

        (c) Development System Software Sublicensed. Corio will pay BroadVision an annual maintenance fee for each Development System license that Corio sublicenses for use by an ASP Customer or an End-User. The amount of such annual fee will be an amount equal to [*] of BroadVision's then current local list price for such Development System license.

        (d) Deployment System Licenses used for an ASP Customer. Maintenance fees for Deployment System licenses used by an ASP Customer will be paid through the payment of the Revenue Fee.

        (e) Additional Deployment System Licenses Purchased by Corio. Corio will pay BroadVision an annual maintenance fee for each additional Deployment System license that Corio purchases other than for sublicensing. The amount of such annual fee will be an amount equal to the applicable percentage set forth in
Section 3(b) at the time of such renewal times [*] of BroadVision's then current local list price for such Deployment System license.

        (f) Deployment System Software Sublicensed. Corio will pay BroadVision an annual

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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maintenance fee for each Deployment System license that Corio sublicenses for use by an End-User. The amount of such annual fee will be an amount equal to [*] of BroadVision's then current local list price for such Deployment System license.

5. APPLICATION FEES. Corio may charge ASP Customers or End-Users any price for the Application.

6. REPORTING. Corio will submit a report within fifteen (15) days after each calendar quarter with respect to Corio's Customer-related activities during that quarter. The report will be in such form as the parties will agree to promptly after execution of this Agreement. The report will include, without limitation, a list of all Corio's Customers, the month the Customer signed an agreement with Corio, the amount of Software each Customer has licensed, the amount of Corio Revenue charged to the Customer, a status of the implementation of the Application for the Customer (including the anticipated or actual date on which the Customer began accessing the Software for production purposes), the date Corio first charged Customer for Corio Revenue purposes, the inventory and project assignment of the Development Pool, and the amount due to BroadVision. Revenue Fees will begin accruing with respect to an ASP Customer when the ASP Customer begins accessing the Software for production purposes. Within thirty
(30) days after each quarter, Corio will pay any Revenue Fees due for the calendar quarter being reported. All other amounts will be due and payable, and will be overdue if not paid within, thirty (30) days after BroadVision issues an invoice therefor.

7. MARKETING ACTIVITIES. During the term of this Agreement, Corio and BroadVision will participate in a number of joint marketing activities. These are expected to include but are not limited to:

*       Distributing each other's marketing collateral.

*       Joint press release upon signing of this agreement.

*       Development of joint data sheet

* Co-branding of BroadVision collateral and listing of Corio in BroadVision corporate materials.

* Joint participation in selected marketing events such as trade shows, targeted customer briefings, seminars and annual user group meetings.

*       Feature on each other's respective Web sites.

* Leverage existing BroadVision 'partner' field marketing account managers.

In addition, BroadVision will provide sales and marketing presentations, as well as demonstration copies that are available. These copies may be tailored to Corio's use. BroadVision will provide electronic source of marketing materials directly to Corio.

8. MARKETING DEVELOPMENT FUND. BroadVision will create a Marketing Development Fund to support the efforts described in Section 8 above. The amount to be contributed by BroadVision into this Fund will be an amount equal to the sums spent by Corio in marketing the Application and Software but will not exceed on a cumulative basis five percent (5%) of the license fees paid by Corio to BroadVision. Determination of the specific co-marketing fund amounts and their

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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usage will be determined by the partnership managers of Corio and BroadVision who will co-manage, budget and report on a quarterly basis.

9. TRAINING. Corio may purchase training from BroadVision's training catalog at a [*] of the then current local list price. BroadVision Channel Sales agrees to support Corio with reasonable sales training as needed.

10. EXECUTIVE REVIEWS. Corio and BroadVision agree to hold executive reviews on a quarterly basis. These quarterly meetings will review overall sales pipeline and success, the state of the relationship and suggested improvements, and opportunities to expand into new markets and geographies.

11. RULES OF ENGAGEMENT. Corio and BroadVision agree to assign relationship owners within each company, and to document rules of engagement for both sales forces. Initially, the respective relationship owners are Scott Albro for Corio and Jon Peppler for BroadVision.

12. TERM AND TERMINATION. The initial term of this Agreement and the Reseller Agreement will be forty-eight (48) months from the date hereof (unless terminated earlier as provided in the Reseller Agreement).

13. CONFIDENTIAL INFORMATION. During the term of this Agreement, either party may receive or have access to technical information, as well as information about product plans and strategies, promotions, customers and related non-technical business information which the disclosing party considers to be confidential ("Confidential Information"). In the event such information is disclosed, the parties shall first agree to disclose and receive such information in confidence. If then disclosed, the information shall (i) be marked as confidential at the time of disclosure, or (ii) if disclosed orally but stated to be confidential, be designated as confidential in a writing by the disclosing party summarizing the Confidential Information disclosed and sent to the receiving party within a reasonable period of time after such oral disclosure.

Nondisclosure. Confidential Information may be used by the receiving party only with respect to performance of its obligations under this Agreement, and only by those employees of the receiving party who have a need to know such information for purposes related to this Agreement. The receiving party shall protect the Confidential Information of the disclosing party by using the same degree of care (but no less than a reasonable degree of care) to prevent the unauthorized use, dissemination or publication of such Confidential Information, as the receiving party uses to protect its own confidential information of like nature.

The foregoing obligation shall not apply to any information which is: (i) already known by the receiving party prior to disclosure; (ii) publicly available through no fault of the receiving party; (iii) rightfully received from a third party without a duty of confidentiality; (iv) disclosed by the disclosing party to a third party without a duty of confidentiality on such third party; (v) independently developed by the receiving party prior to or independent of the disclosure; (vi) disclosed under operation of law; or (vii) disclosed by the receiving party with the disclosing party's prior written approval.


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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The receiving party's obligation under this Section shall be for a period of five (5) years from the date this agreement is terminated or expires.

14. COUNTERPARTS; FACSIMILES. This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same Agreement and become effective when one or more counterparts have been signed by each party and delivered to each other party. The execution and delivery of this Agreement by any party by facsimile shall constitute effective execution thereof.

CONFLICT OF PROVISIONS. This Master Agreement is intended to set forth certain business terms that are specific to Corio's application service provider business. In the event of a conflict between the provisions of this Master Agreement and the Reseller Agreement and the Attachments thereto (other than the provisions of the Master Preferred Escrow Agreement) with respect to a particular matter covered by this Master Agreement, the applicable provision of this Master Agreement will control. This Master Agreement, including the Reseller Agreement and all Attachments hereto and thereto, constitute a single agreement and are the complete and exclusive agreement between the parties with respect to the subject matter hereof and supersedes all proposals, oral or written, all previous negotiations, and all other communications between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have caused this Master Agreement to be executed as of the day and date first set forth above.

CORIO, INC.                                   BROADVISION, INC.

/s/ Signature Illegible                       /s/ Signature Illegible

Signed                                        Signed
      ------------------------------                ----------------------------

Name: Laurent Pacalin                         Name: Randall Bolten

Title: VP Business Development                Title: Chief Financial Officer

Date: 11/8/99                                 Date: 11/8/99

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